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                    U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

                                                 Commission File Number: 1-8038


[X] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [ ] Form 10-Q   [ ] Form N-SAR

        For Period Ended: JUNE 30, 1997

        [ ] Transition Report on Form 10-K

        [ ] Transition Report on Form 20-F

        [ ] Transition Report on Form 11-K

        [ ] Transition Report on Form 10-Q

        [ ] Transition Report on Form N-SAR

        For the Transition Period Ended: ______________________________________
_______________________________________________________________________________

        Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

_______________________________________________________________________________

        If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
ITEMS 10, 11, 12 AND 13
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________

                                     PART I
                             REGISTRANT INFORMATION


Full Name of Registrant:      KEY ENERGY GROUP INC.

Former Name if Applicable:

TWO TOWER CENTER
_______________________________________________________________________________
Address of Principal Executive Office (Street and Number)

EAST BRUNSWICK, NEW JERSEY 08816
_______________________________________________________________________________
City, State and Zip Code

_______________________________________________________________________________
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                                    PART II
                            RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate) X

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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                                    PART III
                                   NARRATIVE

State below in reasonable detail the reasons why Form 10-K and Form 10=KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

     ALL OF THE REQUIRED INFORMATION NECESSARY TO COMPLETE ITEMS 10, 11, 12 AND 13 BY JUNE 30, 1997 WAS NOT AVAILABLE, AND THEREFORE THE INFORMATION REQUIRED BY ITEMS 10, 11, 12 AND 13 WILL BE FILED WITHIN THE FIFTEEN DAY EXTENSION PERIOD.

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                                    PART IV
                               OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification.

JACK D. LOFTIS, JR.
--------------------------------
(Name)


  (908)           247-4822
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(Area Code)  (Telephone Number)

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

X Yes  --- No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

--- Yes  X No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                             KEY ENERGY GROUP, INC.
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                 (Name of Registrant as specified in charter)
has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 29, 1997                 By: /s/ FRANCIS D. JOHN
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                                               Francis D. John, President